Exhibit 99.1

October 17, 2013

Diligent Board Member Services, Inc.
Update on timing for release of Restated Financial Statements and the
Preliminary Half Year Announcement

On August 6, 2013, Diligent Board Member Services, Inc. (the "Diligent") announced that it would restate its financial statements for the fiscal years ended December 31, 2010, 2011 and 2012 and the fiscal quarter ended March 31, 2013, and that its previously reported results for such fiscal periods and interim periods within such fiscal years should no longer be relied upon.

NZX had previously advised Diligent that while it would not grant a waiver from the applicable rules requiring Diligent's preliminary half year announcement and half year report to be released in August and September, respectively, it would take no action if Diligent would provide its preliminary half year announcement by 28 October and its half year report by 29 December. At this time, Diligent has determined that it will not be able to provide its preliminary half year announcement by 28 October 2013. Diligent cannot finalize its preliminary half year announcement and half year report for 2013 until the restatement process is complete. It is now expected that this process will take up to an additional 45 days. This means that Diligent's preliminary half year announcement is expected to be provided on or before 12 December 2013. NZX has indicated it does not intend to suspend trading in Diligent's shares because of this additional delay to the provision of Diligent's preliminary half year announcement.

To date, no new material adverse revenue recognition issues have been discovered during the restatement process. However, the restatement process is very complex and time consuming and involves reviewing the recognition of revenue for approximately 20,000 transactions over the period covered by the restatement. As previously announced, the revenue recognition errors identified by the Company do not affect the total revenues ultimately earned or to be earned, or the amount or timing of cash received or to be received from individual customer agreements.

Diligent remains focused on completing the restatement process and announcing its restated financial statements and the preliminary half year announcement as soon as possible. Diligent is working with its new US independent registered public accounting firm, Deloitte & Touche LLP to complete the reaudit of its historical financial statements and has also engaged additional external resources to assist with completing the restatement process. Alessandro Sodi, Diligent's President & Chief Executive Officer said "completing the restatement quickly is one of the highest priorities in the Company and the Board and management team are focused on the completion of both the restatement and reaudit."

Forward Looking Statements

This document contains forward looking statements within the meaning of the safe harbor provision of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," "continue," and "intend," as well as similar comments, are forward looking in nature. These forward looking statements include statements regarding the Company's intent to restate certain prior period financial statements and the errors that resulted in the Audit Committee reaching the decision that these historical financial statements could no longer be relied upon. There can be no assurance that the Company's Board of Directors, Audit Committee, management or independent registered public accounting firm will not identify additional issues in connection with the restatement or reaudit, or that these issues will not require additional corrections to the Company's prior period financial statements. These statements are subject to risks and uncertainties, including the risk that additional information may become available in preparing and reauditing the financial statements and may require the Company to make additional corrections, the time and effort required to complete the restatement of the financial statements, actions which may be taken by the NZX in respect of the Company's continued listing, the ramifications of the Company's potential inability to timely file periodic and other reports with the US Securities and Exchange Commission, and the risk of litigation or governmental investigations or proceedings relating to these matters. In addition, as disclosed in our prior filings, our Special Committee investigation identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and US regulatory obligations and such instances may expose us to potential regulatory actions and/or contingent liabilities; certain of our past stock issuances and stock option grants may expose us to potential contingent liabilities, including potential rescission rights; we are subject to New Zealand Stock Exchange Listing Rules and compliance with securities and financial reporting laws and regulations in the US and New Zealand and face higher costs and compliance risks than a typical US public company due to the need to comply with these dual regulatory regimes; as of December 31, 2012 we identified material weaknesses in our internal control over financial reporting and concluded that our disclosure controls were not effective; we must address the material weaknesses in our internal controls, which otherwise may impede our ability to produce timely and accurate financial statements; our business is highly competitive and we face the risk of declining customer renewals or upgrades; and we may fail to manage our growth effectively. Please refer to Diligent's Annual Report on Form 10K for the Fiscal Year ended December 31, 2012 filed with the Securities and Exchange Commission for further information.

Investor inquiries:

Sonya Joyce

Phone: +64 4 894 6912

Media inquiries:

Geoff Senescall

Phone: +64 21 481 234